EXHIBIT 99.1
Press information
MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	September 30, 2009		716-687-4225
MOOG INC. ANNOUNCES PRICING FOR
CLASS A COMMON STOCK OFFERING
East Aurora, NY, September 30, 2009 — Moog Inc. (NYSE:MOG.A and MOG.B) announced today that it has priced its public offering of 2.5 million shares of Class A common stock at $29.50 per share. Moog has granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of Class A common stock to cover over-allotments, if any. Moog expects to use the net proceeds from this offering to repay a portion of the indebtedness recently incurred under its revolving bank credit facility to acquire GE Aviation Systems’ flight control actuation business located in Wolverhampton, U.K. All of the shares were offered by Moog pursuant to a prospectus supplement under Moog’s existing shelf registration statement. Cowen and Company, LLC acted as the lead manager for the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A preliminary prospectus supplement and accompanying prospectus related to the offering have been filed with the U.S. Securities and Exchange Commission and are available on its website, www.sec.gov. Copies of the final prospectus, when available, can be obtained by eligible investors from their Cowen and Company, LLC sales representative, or from the offices of Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department. Phone (631) 274-2806 / Fax (631) 254-7140.
Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment.